Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Netsmart, Inc.:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 333-37238, No. 333-90129, No. 333-104416, No. 333-59212, No. 333-135282, No. 333-141600, No. 333-154775, No. 333-167846, No. 333-175053, No. 333-175819, No. 333-188902, and No. 333-196415) and Form S-3 (No. 333-188901) of Allscripts Healthcare Solutions, Inc. of our report dated May 9, 2016, with respect to the consolidated balance sheets of Netsmart, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, which report appears in the Form 8‑K/A of Allscripts Healthcare Solutions, Inc. filed with the SEC on July 5, 2016.

/s/ KPMG LLP

Kansas City, Missouri

June 30, 2016